      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1995

                                                       REGISTRATION NO. 33-61822
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------
                            MELLON BANK CORPORATION
             (Exact name of registrant as specified in its charter)


              PENNSYLVANIA                           25-1233834
     (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)            Identification No.)


                             ONE MELLON BANK CENTER
                                500 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15258
                                  412-234-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                             JAMES M. GOCKLEY, ESQ.
                    ASSISTANT GENERAL COUNSEL AND SECRETARY
                            MELLON BANK CORPORATION
                             ONE MELLON BANK CENTER
                                500 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15258
                                  412-234-5222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                        DAVID MARCUS - GENERAL COUNSEL
                    SHEARSON LEHMAN BROTHERS HOLDINGS INC.
                            AMERICAN EXPRESS TOWER
                            WORLD FINANCIAL CENTER
                           NEW YORK, NEW YORK 10285

                               ------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
       TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

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                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Mellon Bank Corporation (the "Corporation"), by Registration Statement No. 33-61822 on Form S-3, as amended (the "Registration Statement"), registered with the Securities and Exchange Commission (the "Commission") for sale by the Selling Securityholder, as defined therein, 3,750,000 shares of Common Stock, $.50 par value (the "Common Stock"), 4,500,000 Warrants to purchase Common
Stock (the "Warrants") and 4,500,000 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). The Common Stock and Warrants were issued to Shearson Lehman Brothers Inc. ("Shearson") in connection with the Corporation's 1993 acquisition of The Boston Company, Inc., pursuant to the terms of the Stock Purchase Agreement, dated September 14, 1992, and the numbers thereof were increased in 1994 as a result of a three-for-two stock split. Shearson was permitted to transfer the Common Stock, Warrants and Warrant Shares to its affiliates and American Express Company and its affiliates (each of Shearson and any such other entity offering such Common Stock, Warrants and Warrant Shares defined therein as a "Selling Securityholder").

On June 12, 1995, the Corporation announced the repurchase of the Common Stock and Warrants from American Express Travel Related Services Company, Inc., a subsidiary of American Express Company. The Corporation purchased the Common Stock and Warrants for approximately $213 million in a private transaction. As a result of the repurchase, the Corporation hereby notifies the Commission that no further shares of Common Stock, Warrants or Warrant Shares will be offered under the Registration Statement and that any public offering thereunder is terminated.

Pursuant to the Rule 415 undertakings in the Registration Statement and pursuant to Rule 478 under the Securities Act of 1933, as amended, the Corporation, acting through the undersigned agent for service of process, hereby removes from registation all shares of Common Stock, Warrants and Warrant Shares registered under the Registration Statement.


Date: July 20, 1995                       MELLON BANK CORPORATION

                                         By:  JAMES M. GOCKLEY
                                              James M. Gockley
                                              Agent for Service of Process